CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Horizon Funds of our reports dated November 20, 2025, relating to the financial statements and financial highlights of Vanguard Strategic Equity Fund, Vanguard Strategic Small-Cap Equity Fund, Vanguard International Core Stock Fund, Vanguard Global Equity Fund and Vanguard Capital Opportunity Fund, which appear in Vanguard Horizon Funds’ Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP January 26, 2026